Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (i) on Form S-3 (Nos. 333-113076, 333-70111, 333-30394, 333-68828, 333-62434, 333-126058, 333-138976, 333-140222 and 333-143941) and in the related Prospectuses; (ii) on Form S-4 (No. 333-137391) and in the related Prospectus; (iii) on Form S-8 (Nos. 333-61555, 333-87485, 333-89964, 333-127014 and 333-143721) pertaining to the Stock Option and Incentive Plans of SL Green Realty Corp., and (iv) on Form S-8 (No. 333-148973) pertaining to the 2008 Employee Stock Purchase Plan of our report dated February 18, 2009 with respect to the consolidated financial statements of Rock-Green Inc., included in this Form 10-K/A.

/s/ Ernst & Young LLP
Ernst & Young LLP

New York, New York

April 28, 2009